MATEC Corporation and Subsidiaries                             Exhibit 11
Calculation of Earnings Per Share
(amounts in thousands, except per share data)

                                                  Years Ended December 31,
                                                    1998    1997(A) 1996(A)
                                                   ------  ------  ------
Net earnings (loss) from continuing operations ... $  205  $   66  $ (460)
Net earnings from discontinued operations ........    680     422     384
                                                   ------  ------  ------
Net earnings (loss) .............................. $  885  $  488  $  (76)
                                                   ======  ======  ======

Calculation of basic earnings per share:
----------------------------------------
 Weighted average common shares outstanding ......  2,729   2,737   2,767
                                                    =====   =====   =====
 Basic earnings (loss) per common share:
   Continuing operations ......................... $  .07  $  .02  $ (.17)
   Discontinued operations .......................    .25     .16     .14
                                                   ------  ------  ------
                                                   $  .32  $  .18  $ (.03)
                                                   ======  ======  ======

Calculation of diluted earnings per share:
------------------------------------------
 Weighted average common shares outstanding ......  2,729   2,737   2,767
 Increase from assumed exercise of stock options
  and investment of proceeds in treasury stock,
  based upon the average market prices (B) (C) (D)      2      22       -
                                                    -----   -----   -----
 Average common stock and common equivalent
  shares used to calculate diluted earnings
  (loss) per share ...............................  2,731   2,759   2,767
                                                    =====   =====   =====
 Diluted earnings (loss) per common share:
   Continuing operations ......................... $  .07  $  .02  $ (.17)
   Discontinued operations .......................    .25     .16     .14
                                                   ------  ------  ------
                                                   $  .32  $  .18  $ (.03)
                                                   ======  ======  ======

(A) Restated for discontinued operations.
(B) The effect of the outstanding warrants to purchase 85,000 shares of common stock was not considered in 1998 since the effect would be antidilutive.
(C) The dilutive effect of the outstanding warrants was not included in the 1997 computation since the exercise price was greater than the average market price of the common shares.
(D) The dilutive effect of stock options and warrants was not considered in 1996 since the Company reported a loss from continuing operations.